EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal 2014 3rd Quarter Results

Growth of New FieldShield Product Line Continues to Accelerate

	Third Quarter	Year to Date
Revenues:	$14,363,000 up 6% from third quarter 2013	$43,724,000 up 27% from nine months 2013
Gross Profit:	$6,043,000 up 7% from third quarter 2013	$18,702,000 up 36% from nine months 2013
Pre-tax Income:	$1,884,000 up 4% from third quarter 2013	$6,916,000 up 87% from nine months 2013
Net Income	$1,175,000 up 2% from third quarter 2013	$4,383,000 up 96% from nine months 2013
Net Income per Diluted Share:	$0.08 per diluted share	$0.32 per diluted share

Balance Sheet: $33,911,000 in cash, cash equivalents and short and long-term investments at June 30, 2014 and no debt.

MINNEAPOLIS, July 24, 2014 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD), the specialist in fiber management and connectivity platforms for communications providers, today announced results for its third quarter of fiscal year 2014, which ended June 30, 2014.

Revenue for the third quarter 2014 was $14,363,000 in comparison to $13,535,000 for the third quarter 2013, an increase of 6%. Gross profit was $6,043,000 for the third quarter of 2014, in comparison to $5,629,000 for the third quarter of 2013, an increase of 7%. Gross profit percent for the third quarter 2014 was 42.1%, up from 41.6% in third quarter 2013. Operating expenses were $4,185,000 for the third quarter 2014, in comparison to $3,833,000 from the third quarter 2013, an increase of 9%. Pre-tax income was $1,884,000 for the third quarter of 2014, up $66,000, or 4%, from $1,818,000 recorded in the third quarter of 2013. Income tax expense was $709,000 for the third quarter of 2014, an increase of $38,000 from $671,000 recorded in the third quarter of 2013. Net income was $1,175,000 for the third quarter 2014, compared to net income of $1,147,000 in the third quarter 2013.

Year to Date Performance

Revenue for the nine month period ending June 30, 2014, was $43,724,000 in comparison to $34,314,000 for the comparable period in 2013, an increase of 27%. Gross profit was $18,702,000 for the nine month period ending June 30, 2014, in comparison to $13,769,000 for the comparable period in 2013, an increase of 36%. Gross profit percent for the nine months ending June 30, 2014 was 42.8% in comparison to 40.1% for the comparable period in 2013. Operating expenses were $11,855,000 for the nine month period ending June 30, 2014, in comparison to $10,137,000 in the comparable period in 2013, an increase of 17%. Pre-tax income was $6,916,000 for the nine month period ending June 30, 2014, up $3,215,000, or 87%, from $3,701,000 recorded in the comparable period in 2013. Income tax expense was $2,533,000 for the nine month period ending June 30, 2014, an increase of $1,069,000 from $1,464,000 recorded in the comparable period in 2013. Net income was $4,383,000 for the nine month period ending June 30, 2014, compared to $2,237,000 for the similar period in 2013.

Orders in Backlog and Select Balance Sheet Highlights

Orders in backlog as of June 30, 2014 totaled $3,326,000 in comparison to $2,735,000 as of March 31, 2014, an increase of 22%, and as compared to $11,451,000 as of June 30, 2013, a decrease of 71%. Cash, cash equivalents and short and long-term investments at June 30, 2014 totaled $33,911,000 compared to $22,570,000 at September 30, 2013. The Company has no debt.

Commentary- Cheryl Beranek, President & CEO of Clearfield

"Ongoing initiatives to expand the number of customers and markets we serve are bearing fruit. While the lumpiness of large-scale deployments can be frustrating, with revenue to our largest customer for the year falling to 6% of sales for the quarter, we are especially pleased that revenues to the broadband community outside of our largest customer are up 18% over last year, including a revenue increase of nearly $900,000 to a single U.S. service provider who had a total of $1.5 million in revenue for the quarter, or 10% of sales. We continue to work closely with these customers to develop new and innovative products for the advancement of these significant deployments."

"The largest driver of revenue growth was sales of our FieldShield pushable fiber delivery platform, with revenue nearing $2 million for the quarter. Highlighting this product line was our recent launch of the FieldShield Y-Adapter. The FieldShield Y-Adapter reduces initial FTTH fiber buildout costs by allowing the provider to distribute a two-fiber plug-and-play solution in a single microduct pathway to a dedicated service access point along the customer lot line."

"Selling, general and administrative costs increased $350,000 in the quarter, which represent targeted hirings and investments in strategic markets and application environments. Included within these investments is the ongoing testing of our fiber termination process within the requirements of Telcordia. This extensive and lengthy testing program is part of the requirements to earn business at Tier 1 service providers. Clearfield is nearing completion of tests for all connector types and all fiber media types, and expects to be among only a handful of communications equipment providers who are certified across the product line."

"The uneven capital spending among broadband carriers has resulted in lower revenues throughout the communications equipment industry. This is due in part to pending mergers as well as the competing access rights between incumbent providers, municipal governments and fiber-specific carriers. While the National Broadband Plan calls out recommendations for improving the utilization of infrastructure to streamline new deployments, the lack of current standards is prevalent challenge throughout the industry. We remain confident these complexities will be overcome in time."

"We are confident in our near- and long-term outlook to protect and distribute fiber into a wide range of applications. As part of this outlook, we are finalizing an agreement for the lease of a new facility to house the offices and expanding U.S. production capacity of the Company. The facility will streamline our ability to rapidly respond to the changing dynamics of our market."

About Clearfield, Inc

Clearfield, Inc. (Nasdaq:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. We help service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, our unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enable our customers to scale their operations as their subscriber revenues increase. Headquartered in Plymouth, MN, Clearfield deploys more than a million fiber ports each year.

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; the effectiveness of distributors and new selling channels; dependence on third-party manufacturers and the availability of raw materials, particularly fiber; the success of efforts to reduce expenses through manufacturing improvements and procurement; reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax assets, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2013 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2014	2013	2014	2013

Net sales	$ 14,362,934	$ 13,534,769	$ 43,724,411	$ 34,314,499

Cost of sales	8,319,481	7,905,646	25,022,750	20,545,791

Gross profit	6,043,453	5,629,123	18,701,661	13,768,708

Operating expenses
Selling, general and administrative	4,185,157	3,832,889	11,855,187	10,137,283
Income from operations	1,858,296	1,796,234	6,846,474	3,631,425

Interest income	25,544	21,754	69,997	70,052
Income before income taxes	1,883,840	1,817,988	6,916,471	3,701,477

Income tax expense	709,000	671,001	2,533,000	1,464,001

Net income	$ 1,174,840	$ 1,146,987	$ 4,383,471	$ 2,237,476

Net income per share:
Basic	$0.09	$0.09	$0.34	$0.18
Diluted	$0.08	$0.09	$0.32	$0.17

Weighted average shares outstanding:
Basic	13,045,913	12,513,084	12,827,199	12,497,462
Diluted	13,547,948	13,205,818	13,569,394	12,976,795

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS

	(Unaudited)	(Audited)
	June 30, 2014	September 30, 2013
Assets
Current Assets
Cash and cash equivalents	$ 18,240,523	$ 9,807,957
Short-term investments	7,027,000	5,992,000
Accounts receivable, net	4,771,397	7,837,543
Inventories, net	5,298,570	5,626,764
Other current assets	3,826,715	4,932,939
Total current assets	39,164,205	34,197,203

Property, plant and equipment, net	2,332,882	1,796,812

Other Assets
Long-term investments	8,643,000	6,770,000
Goodwill	2,570,511	2,570,511
Deferred taxes – long-term	--	810,573
Other long-term assets	297,197	268,240
Total other assets	11,510,708	10,419,324
Total Assets	$ 53,007,795	$ 46,413,339

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$ 1,956,237	$ 2,627,764
Accrued compensation	2,503,133	3,522,907
Other current liabilities	2,648,751	163,531
Total current liabilities	7,108,121	6,314,202

Other Liabilities
Deferred taxes – long-term	210,342	--
Deferred rent	--	21,101
Total other liabilities	210,342	21,101
Total Liabilities	7,318,463	6,335,303

Commitment and contingencies	--	--

Shareholders' Equity
Common stock	134,432	129,743
Additional paid-in capital	56,032,065	54,808,929
Accumulated deficit	(10,477,165)	(14,860,636)
Total Shareholders' Equity	45,689,332	40,078,036
Total Liabilities and Shareholders' Equity	$ 53,007,795	$ 46,413,339

CONTACT: Clearfield, Inc. Contact Information:
         Cheryl P. Beranek
         Chief Executive Officer and President
         Investor-relations@clfd.net
         763-476-6866